Exhibit 99.1

Kerr-McGee Reports 2005 Third-Quarter Earnings

Oklahoma City, Oct. 26, 2005 - Kerr-McGee Corp. (NYSE: KMG) reports net income for the 2005 third quarter of $359.3 million ($3.09 per diluted common share), compared with $7.4 million ($.05 per share) for the 2004 third quarter. The company’s 2005 third-quarter adjusted after-tax income was $294.1 million ($2.53 per share), compared with $143.0 million ($.95 per share) for the third quarter of 2004. Adjusted after-tax income is determined by excluding from net income results from discontinued operations (primarily North Sea operations) and other items.(1) Adjusted after-tax income for the 2005 third quarter increased $151.1 million from the 2004 quarter, primarily due to higher oil and natural gas sales prices and lower exploration costs. This increase was partially offset by the effect of lower oil and gas sales volumes due to recent hurricanes, higher lifting costs, losses on nonhedge derivatives and hedge ineffectiveness. Results of the company’s North Sea oil and gas business, including the gain on sale of the company’s interests in certain nonoperated oil and gas properties in the North Sea, are reported as income from discontinued operations for all periods presented.

			Nine Months Ended
	Third Quarter		Sept. 30
(Millions of dollars, except per-share amounts)	2005	2004	2005	2004
Net Income	$359.3	$7.4	$1,084.6	$270.2
Income from Discontinued Operations	(306.1)	(31.0)	(514.6)	(112.1)
Other Items (1)	240.9	166.6	304.1	176.7
Adjusted After-Tax Income	$294.1	$143.0	$874.1	$334.8

Diluted Earnings Per Share
Net Income	$3.09	$.05	$7.75	$2.27
Income from Discontinued Operations	(2.63)	(.21)	(3.66)	(.94)
Income from Continuing Operations	$.46	$(.16)	$4.09	$1.33
Adjusted After-Tax Income	$2.53	$.95	$6.25	$2.82

(1)	Items included in “Other Items” are listed on page 9 as “Other Information, Net of Income Taxes.”

Adjusted after-tax income and the related measure per diluted share exclude items that management deems to not be reflective of the company’s core operations. These measures are non-GAAP financial measures. Management believes that these measures provide valuable insight into the company’s core earnings from operations and enable investors and analysts to better compare core operating results with those of other companies by eliminating items that may be unique to the company. Other companies may define these items differently, and the company cannot assure that adjusted after-tax income and the related measure per diluted share are comparable with similarly titled amounts for other companies.

“In the third quarter, we reported earnings in line with expectations and strong cash flow as we continued to implement our strategic plan to become a pure-play oil and gas exploration and production company,” said Luke R. Corbett, Kerr-McGee chairman and chief executive officer. “We are proceeding with the separation of our chemical business through an initial public offering planned in the fourth quarter and continue to high grade our oil and gas portfolio by divesting of lower-growth oil and natural gas assets. We have announced the sale of our interest in the Javelina gas processing facility and all of our North Sea operations and are finalizing negotiations on select U.S. onshore properties. We expect each of these transactions to close by year end. Net proceeds from these asset sales and the separation of the chemical business are expected to provide about $4.4 billion for debt reduction and other corporate purposes. In addition, we are evaluating options for our Gulf of Mexico shelf properties.
“We continue to execute our drilling and development strategies,” said Corbett. “We recently announced further success offshore Brazil that materially increased the Chinook field’s estimated resource range to 150 million to 250 million barrels of oil. We successfully installed the Constitution spar hull in the deepwater gulf and plan to set the topsides during the fourth quarter, keeping this 100%-owned new development on schedule for first production by mid-2006. Earlier this month, we sanctioned development of another deepwater field in the Gulf of Mexico, Blind Faith, with first production expected in the first half of 2008.”

Exploration and Production and Chemical Operating Profit
Third-quarter 2005 operating profit from continuing operations was $202.4 million, compared with $156.9 million in the 2004 third quarter. Exploration and production operating profit for the 2005 third quarter was $185.3 million, compared with $266.5 million for the prior-year quarter. Lower operating profit in 2005 reflects higher lifting costs, partially offset by lower exploration expense, and a decline in revenues (excluding gas marketing revenues) due to the net effect of higher oil and gas sales prices, lower sales volumes due to recent hurricanes and higher losses on nonhedge derivatives and hedge ineffectiveness.
At Sept. 30, 2005, the cost of exploratory wells drilling, which if completed and determined to be noncommercial prior to the filing of the company’s financial statements with the U.S. Securities and Exchange Commission, exposes the company to additional third-quarter 2005 after-tax expense of $12.6 million.
Chemical operating profit in the third quarter of 2005 was $17.1 million, compared with a $109.6 million operating loss for the same prior-year period. The improvement in operating results was primarily a result of the third-quarter 2004 write-down related to the shut-down of the Savannah sulfate facilities and higher pigment sales prices, partially offset by the effect of lower sales volumes.

Oil and Gas Volumes and Prices
Kerr-McGee’s daily oil production from continuing operations averaged 104,900 barrels in the 2005 third quarter, compared with 110,600 barrels in the 2004 period. The average sales price for oil from continuing operations for the 2005 third quarter, including the effect of the company’s hedging program, was $46.26 per barrel, which was 52% higher than in the prior-year quarter.
Natural gas sales from continuing operations averaged 937 million cubic feet per day for the 2005 third quarter, compared with 999 million cubic feet in the 2004 third quarter. The average natural gas sales price from continuing operations, including the effects of the company’s hedging program, was $7.10 per thousand cubic feet, compared with $5.25 per thousand cubic feet in the 2004 third quarter.

“Kerr-McGee’s major operated facilities in the Gulf of Mexico sustained no structural damage from hurricanes Katrina and Rita, which is directly attributable to the outstanding efforts of our development and operations teams and our use of innovative technology,” said Dave Hager, Kerr-McGee chief operating officer. “However, our production in the third quarter was curtailed by damage to pipelines and third-party infrastructure. Currently, we are producing approximately 75% of our pre-hurricane levels in the Gulf of Mexico. We will continue to bring additional production on line as pipelines and infrastructure allow.”
Due to the Gulf of Mexico curtailments discussed above, the company’s physical deliveries to certain sales indices are expected to be insufficient to cover the associated derivative contracts in place for the fourth quarter of 2005. Accordingly, the company recognized a third-quarter after-tax charge of $66.8 million associated with certain fourth-quarter 2005 derivative contracts assigned to the Gulf of Mexico where deliveries to specific sales indices are expected to be less than the associated hedged volumes. The company believes that it is probable that deliveries in the Gulf of Mexico will resume in sufficient volumes to match its remaining 2006 and 2007 derivative contracts by January 2006. The company also recognized an after-tax loss of $137.7 million in the third quarter for hedge ineffectiveness, representing the excess of the mark-to-market loss associated with all outstanding derivative contracts accounted for as hedges over the expected higher revenues the company will receive on its future sales of oil and natural gas.

Revenues and Capital Expenditures
Third-quarter 2005 revenues from continuing operations of $1.2 billion were up slightly from the prior-year period. Capital expenditures, including discontinued operations, were $526.1 million in the 2005 third quarter, compared with $418.8 million for the 2004 third quarter.

Debt and Cash Balances
At Sept. 30, 2005, debt outstanding totaled $6.345 billion, compared with $6.956 billion at June 30, 2005. During the third quarter, Kerr-McGee paid down debt by approximately $600 million sourced from operations and proceeds from property divestitures. Cash balances at Sept. 30 and June 30, 2005, were $662 million and $324 million, respectively.

Kerr-McGee will hold a conference call today at 11 a.m. EDT to discuss its third-quarter 2005 financial and operating results and expectations for the future. Interested parties may listen to the call via Kerr-McGee’s website at www.kerr-mcgee.com or by calling 1-888-482-0024 in the United States or 1-617-801-9702 outside the United States. The password for both dial-in numbers will be “Kerr-McGee.”
Detailed listings of Kerr-McGee’s oil and gas derivatives and projected daily average production volumes will be available on the company’s website at http://www.kerr-mcgee.com/ir/guidance.htm at the time of the call. A replay of the call will be available for 48 hours at 1-888-286-8010 in the United States or 1-617-801-6888 outside the United States. The code for the replay will be #37639132. The webcast will be archived for 30 days on the company’s website.
Kerr-McGee is an Oklahoma City-based energy and inorganic chemical company with worldwide operations and assets of more than $16 billion. For more information, visit the company’s website at www.kerr-mcgee.com.

Statements in this news release regarding the company’s or management’s intentions, beliefs or expectations, or that otherwise speak to future events, are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words “believes,”“will,”“expects,”“anticipates,”“intends,”“estimates,”“projects,”“target,”“budget,”“goal,”“plans,”“objective,”“outlook,”“should,” or similar words. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the market value of Kerr-McGee’s products, demand for consumer products for which Kerr-McGee’s businesses supply raw materials, the financial resources of competitors, changes in laws and regulations, the ability to respond to challenges in international markets, including changes in currency exchange rates, political or economic conditions in areas where Kerr-McGee operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors section of Kerr-McGee’s Annual Report on Form 10-K and other U.S. Securities and Exchange Commission (SEC) filings, as well as Tronox’s registration statement on Form S-1, which has been filed with the SEC. Actual results and developments may differ materially from those expressed or implied in this news release.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves. We use certain terms in this release, such as “potential resources,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our Forms 10-K and 10-Q, File No. 1-16619, available from Kerr-McGee's offices or website, www.kerr-mcgee.com. You also can obtain these forms from the SEC by calling 1-800-SEC-0330.

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Media Contacts:	Debbie Schramm Direct: 405-270-2877 Cell: 405-830-6937 dschramm@kmg.com	John Christiansen Direct: 405-270-3995 Cell: 405-406-6574 jchristiansen@kmg.com

Investor contact:	Rick Buterbaugh Direct: 405-270-3561	John Kilgallon Direct: 405-270-3521

05-67

KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
(Millions of dollars, except per-share amounts)	2005	2004 (a)	2005	2004 (a)
Consolidated Statement of Income
Revenues	$1,208.2	$1,202.7	$4,152.5	$3,006.3
Costs and Expenses
Costs and operating expenses	554.3	488.1	1,543.6	1,238.3
Selling, general and administrative expenses	104.5	80.8	301.9	230.6
Shipping and handling expenses	34.5	35.6	108.5	89.9
Depreciation and depletion	232.6	319.7	729.1	583.5
Accretion expense	5.7	5.4	17.1	13.0
Asset impairments	-	7.4	4.6	21.7
(Gain) loss on sale of assets	4.2	(0.1)	(42.1)	7.2
Exploration, including dry holes and amortization of
undeveloped leases	60.9	94.6	228.2	195.0
Taxes, other than income taxes	51.9	43.7	141.4	98.0
Provision for environmental remediation and restoration,
net of reimbursements	6.7	71.9	33.2	74.8
Interest and debt expense	68.0	67.8	190.4	180.3
Loss on early repayment and modification of debt	9.4	-	9.4	-
Total Costs and Expenses	1,132.7	1,214.9	3,265.3	2,732.3
	75.5	(12.2)	887.2	274.0
Other Income (Expense)	(3.1)	(19.6)	(15.9)	(26.8)
Income (Loss) from Continuing Operations before Income Taxes	72.4	(31.8)	871.3	247.2
Benefit (Provision) for Income Taxes	(19.2)	8.2	(301.3)	(89.1)
Income (Loss) from Continuing Operations	53.2	(23.6)	570.0	158.1
Income from Discontinued Operations, net of taxes	306.1	31.0	514.6	112.1
Net Income	$359.3	$7.4	$1,084.6	$270.2

Income (Loss) per Common Share
Basic -
Continuing operations	$0.46	$(0.16)	$4.18	$1.34
Discontinued operations	2.68	0.21	3.77	0.95
Net income	$3.14	$0.05	$7.95	$2.29
Diluted -
Continuing operations	$0.46	$(0.16)	$4.09	$1.33
Discontinued operations	2.63	0.21	3.66	0.94
Net income	$3.09	$0.05	$7.75	$2.27

Weighted average shares outstanding (thousands) -
Basic	114,246	150,089	136,481	118,117
Diluted	116,349	150,089	140,457	118,913

(a) Beginning in the third quarter of 2005, the company's North Sea oil and gas business is reported as a discontinued operation. Prior year information was revised to conform to 2005 presentation.

KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
(Millions of dollars)	2005	2004 (b)	2005	2004 (b)
Segment Information
Revenues
Exploration and production (a)	$880.7	$863.8	$3,134.9	$2,066.3
Chemical - Pigment	302.0	314.2	944.2	869.4
Chemical - Other	25.5	24.6	73.3	70.4
	1,208.2	1,202.6	4,152.4	3,006.1
All other	-	0.1	0.1	0.2
Total	$1,208.2	$1,202.7	$4,152.5	$3,006.3

Operating Profit (Loss)
Exploration and production -
Domestic (a)	$194.3	$342.4	$1,205.4	$912.6
China	59.6	21.0	159.0	18.0
Other international	(3.5)	(2.5)	(7.7)	(7.5)
Asset impairments	-	-	(4.6)	(14.3)
Gain (loss) on sale of assets	(4.2)	0.1	42.1	(7.2)
Total Production Operations	246.2	361.0	1,394.2	901.6
Exploration expense	(60.9)	(94.5)	(228.2)	(194.9)
	185.3	266.5	1,166.0	706.7
Chemical -
Pigment	15.9	(110.1)	80.1	(89.4)
Other	1.2	0.5	(6.0)	(1.8)
	17.1	(109.6)	74.1	(91.2)
Total	202.4	156.9	1,240.1	615.5
Interest and debt expense	(68.0)	(67.8)	(190.4)	(180.3)
Loss on early repayment and modification of debt	(9.4)	-	(9.4)	-
Corporate expenses	(45.3)	(30.6)	(134.5)	(87.9)
Provision for environmental remediation and restoration	(4.2)	(70.7)	(18.6)	(73.3)
Other income (expense)	(3.1)	(19.6)	(15.9)	(26.8)
Benefit (provision) for income taxes	(19.2)	8.2	(301.3)	(89.1)
Income (Loss) from Continuing Operations	53.2	(23.6)	570.0	158.1
Income from Discontinued Operations, net of taxes	306.1	31.0	514.6	112.1
Net Income	$359.3	$7.4	$1,084.6	$270.2

Net Operating Profit (Loss)
Exploration and production	$125.3	$173.0	$768.0	$459.1
Chemical - Pigment	8.5	(71.5)	52.4	(58.1)
Chemical - Other	0.8	0.3	(3.9)	(1.2)
Total	134.6	101.8	816.5	399.8
Interest and debt expense	(44.0)	(43.2)	(121.3)	(115.9)
Loss on early repayment and modification of debt	(6.1)	-	(6.1)	-
Corporate expenses	(26.5)	(23.3)	(96.7)	(60.5)
Provision for environmental remediation and restoration	(2.7)	(46.0)	(12.1)	(47.6)
Other income (expense)	(2.1)	(12.9)	(10.3)	(17.7)
Income (Loss) from Continuing Operations	53.2	(23.6)	570.0	158.1
Income from Discontinued Operations, net of taxes	306.1	31.0	514.6	112.1
Net Income	$359.3	$7.4	$1,084.6	$270.2

(a) Includes the following items:
Nonhedge derivative loss	$(154.1)	$(42.3)	$(192.8)	$(36.9)
Gain (loss) on hedge ineffectiveness	(211.8)	2.8	(256.4)	1.5

(b) Beginning in the third quarter of 2005, the company's North Sea oil and gas business is reported as a discontinued operation. Prior year information was revised to conform to 2005 presentation.

KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
(Millions of dollars)	2005	2004 (a)	2005	2004 (a)
Selected Exploration and Production Information
Revenues, excluding marketing revenues	$704.3	$765.5	$2,688.2	$1,799.0
Lifting Costs -
Lease operating expense	120.5	89.3	321.1	188.3
Production and ad valorem taxes	42.6	34.1	106.7	67.4
Total lifting costs	163.1	123.4	427.8	255.7
Depreciation, depletion and amortization	205.5	203.2	643.0	408.2
Accretion expense	5.5	5.3	16.4	13.0
Asset impairments	-	-	4.6	14.3
(Gain) loss on sale of assets	4.2	(0.1)	(42.1)	7.2
General and administrative expense	39.2	31.5	108.2	88.5
Transportation expense	22.1	20.8	69.0	50.7
Gas gathering, pipeline and other expenses	21.1	20.3	70.6	60.6
Exploration expense	60.9	94.5	228.2	194.9
Total operating costs and expenses	521.6	498.9	1,525.7	1,093.1
Operating profit, excluding net marketing margin	182.7	266.6	1,162.5	705.9
Marketing - gas sales revenues	176.4	98.3	446.7	267.3
Marketing - gas purchase cost (including transportation)	(173.8)	(98.4)	(443.2)	(266.5)
Total Operating Profit	$185.3	$266.5	$1,166.0	$706.7

Other Information, Net of Income Taxes
Loss on nonhedge derivatives and hedge ineffectiveness	$(218.6)	$(27.0)	(266.4)	$(22.0)
Foreign currency gains (losses)	0.3	(1.9)	0.1	(4.8)
Asset impairments	-	-	(3.0)	(9.3)
Gain (loss) on sale of assets	(2.7)	0.1	27.3	(4.9)
Environmental provision, net of reimbursements	(4.4)	(48.9)	(21.4)	(50.7)
Employee retention programs	(5.9)	-	(11.4)	-
Cost of separating the chemical business	(1.8)	-	(2.5)	-
Mobile plant shutdown	-	(0.4)	-	(1.5)
Savannah plant write-down	1.1	(79.6)	0.1	(79.6)
Injection well costs written off	(4.0)	-	(4.0)	-
Revaluation of DECS and Devon stock	-	(4.2)	-	2.7
Loss on early repayment and modification of debt	(6.1)	-	(6.1)	-
Tax on repatriation of foreign earnings	3.8	-	(8.3)	-
Other items	(2.6)	(4.7)	(8.5)	(6.6)
Total	$(240.9)	$(166.6)	$(304.1)	$(176.7)

Selected Cash Flow Information
Cash Provided by Operating Activities	$922.2	$619.8	$2,500.7	$1,327.2
Depreciation, Depletion and Amortization
(including asset impairments and gain/loss on assets held for sale)	262.4	384.3	870.6	813.4
Dividends Paid	5.7	45.6	147.7	136.6
Capital Expenditures (including dry hole costs) -
Exploration and production	$502.6	$395.2	$1,345.7	$804.9
Chemical - Pigment	18.1	17.7	46.6	56.2
Chemical - Other	2.3	1.6	5.1	6.8
	523.0	414.5	1,397.4	867.9
All other	3.1	4.3	12.1	9.9
Total Capital Expenditures (including dry hole costs)	$526.1	$418.8	$1,409.5	$877.8

			At	At
			September 30,	December 31,
			2005	2004
Selected Balance Sheet Information
Cash and Cash Equivalents			$661.8	$75.7
Current Assets			3,254.8	1,887.1
Total Assets			16,047.6	14,518.2
Current Liabilities			4,664.6	2,505.5
Total Debt			6,345.3	3,699.3
Stockholders' Equity			1,342.9	5,317.5

Shares outstanding at period-end			115,980	151,889

(a) Beginning in the third quarter of 2005, the company's North Sea oil and gas business is reported as a discontinued operation. Prior year information was revised to conform to 2005 presentation.

KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004 (b)	2005	2004 (b)

Crude oil & condensate production (thousands of bbls/day)
Domestic -
Offshore	49.1	62.2	56.9	58.9
Onshore	37.0	37.2	36.4	25.3
China	18.8	11.2	19.2	3.8
Total continuing operations	104.9	110.6	112.5	88.0
Discontinued operations - North Sea	56.5	55.8	62.1	62.1
Total	161.4	166.4	174.6	150.1

Average price of crude oil sold (per bbl) (a)
Domestic -
Offshore	$47.58	$29.86	$43.60	$28.93
Onshore	42.60	29.73	39.91	27.68
China	50.34	36.38	43.45	36.38
Average for continuing operations	46.26	30.40	42.38	28.85
Discontinued operations - North Sea	$50.61	$26.96	$46.20	$26.60

Natural gas sold (MMCF/day)
Domestic -
Offshore	360	394	408	345
Onshore	577	605	582	421
Total continuing operations	937	999	990	766
Discontinued operations - North Sea	54	52	81	86
Total	991	1,051	1,071	852

Average price of natural gas sold (per MCF) (a)
Domestic -
Offshore	$7.65	$5.45	$7.03	$5.43
Onshore	6.76	5.13	6.29	5.04
Average for continuing operations	7.10	5.25	6.59	5.22
Discontinued operations - North Sea	$4.07	$2.97	$5.06	$3.83

Titanium dioxide pigment production
(thousands of tonnes)	132	137	396	417

(a) The effect of the company's oil and gas commodity hedging program is included in the average sales prices shown above.
(b) Beginning in the third quarter of 2005, the company's North Sea oil and gas business is reported as a discontinued operation. Prior year information was revised to conform to 2005 presentation.

KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Reported to Adjusted Income from Continuing Operations
(Unaudited)

	Third Quarter 2005			Year-to-Date 2005

		Other			Other
(Millions of dollars, except per-share amounts)	Reported	Items	Adjusted	Reported	Items	Adjusted
			Non-GAAP			Non-GAAP
Operating Profit
Exploration and production -
Domestic	$194.3	$344.3	$538.6	$1,205.4	$424.4	$1,629.8
China	59.6	-	59.6	159.0	-	159.0
Other international	(3.5)	-	(3.5)	(7.7)	-	(7.7)
Asset impairments	-	-	-	(4.6)	4.6	-
Gain (loss) on sale of assets	(4.2)	4.2	-	42.1	(42.1)	-
Total Production Operations	246.2	348.5	594.7	1,394.2	386.9	1,781.1
Exploration expense	(60.9)	-	(60.9)	(228.2)	-	(228.2)
	185.3	348.5	533.8	1,166.0	386.9	1,552.9
Chemical -
Pigment	15.9	5.4	21.3	80.1	8.3	88.4
Other	1.2	0.3	1.5	(6.0)	11.2	5.2
	17.1	5.7	22.8	74.1	19.5	93.6
Total segment operating profit	202.4	354.2	556.6	1,240.1	406.4	1,646.5

Unallocated Expenses
Interest and debt expense	(68.0)	-	(68.0)	(190.4)	-	(190.4)
Loss on early repayment and modification of debt	(9.4)	9.4	-	(9.4)	9.4	-
Corporate expenses	(45.3)	8.7	(36.6)	(134.5)	20.8	(113.7)
Environmental provision, net of reimbursements	(4.2)	4.2	-	(18.6)	18.6	-
Other income (expense)	(3.1)	(0.3)	(3.4)	(15.9)	0.4	(15.5)
Provision for income taxes	(19.2)	(135.3)	(154.5)	(301.3)	(151.5)	(452.8)
Income from Continuing Operations	$53.2	$240.9	$294.1	$570.0	$304.1	$874.1

Net Operating Profit
Exploration and production	$125.3	226.6	$351.9	$768.0	251.6	$1,019.6
Chemical - Pigment	8.5	3.6	12.1	52.4	5.4	57.8
Chemical - Other	0.8	0.2	1.0	(3.9)	7.2	3.3
Total	134.6	230.4	365.0	816.5	264.2	1,080.7
Interest and debt expense	(44.0)	-	(44.0)	(121.3)	-	(121.3)
Loss on early repayment and modification of debt	(6.1)	6.1	-	(6.1)	6.1	-
Corporate expenses	(26.5)	1.9	(24.6)	(96.7)	21.8	(74.9)
Environmental provision, net of reimbursements	(2.7)	2.8	0.1	(12.1)	12.1	-
Other income (expense)	(2.1)	(0.3)	(2.4)	(10.3)	(0.1)	(10.4)
Income from Continuing Operations	$53.2	$240.9	$294.1	$570.0	$304.1	$874.1

Net Income Per Share - Diluted	$3.09		$2.53	$7.75		$6.25

Adjusted after-tax income from continuing operations and the related measure per diluted share exclude items that management deems to not be reflective of the company's core operations. These measures are non-GAAP financial measures. Management believes that these measures provide valuable insight into the company's core earnings from continuing operations and enable investors and analysts to better compare core operating results with those of other companies by eliminating items that may be unique to the company. Other companies may define these items differently, and the company cannot assure that adjusted after-tax income is comparable with similarly titled amounts for other companies.

KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
Schedule of Other Items
(Unaudited)

	Third Quarter 2005			Year-to-Date 2005

	Before		After	Before		After
(Millions of dollars)	Tax	Tax	Tax	Tax	Tax	Tax
Other Items Adjusting Segment Operating Profit
Exploration and Production
Losses on nonhedge derivatives and hedge ineffectiveness	$(336.2)	$117.6	$(218.6)	$(409.8)	$143.4	$(266.4)
Asset impairments	-	-	-	(4.6)	1.6	(3.0)
Gain (loss) on sale of assets	(4.2)	1.5	(2.7)	42.1	(14.8)	27.3
Environmental provision	(2.2)	0.8	(1.4)	(3.3)	1.2	(2.1)
Employee retention programs	(5.9)	2.0	(3.9)	(11.3)	3.9	(7.4)
Total Exploration and Production	(348.5)	121.9	(226.6)	(386.9)	135.3	(251.6)

Chemical - Pigment
Savannah plant write-down	1.7	(0.6)	1.1	(0.1)	0.2	0.1
Employee retention programs	(1.0)	0.3	(0.7)	(1.9)	0.6	(1.3)
Injection well costs written off	(6.1)	2.1	(4.0)	(6.1)	2.1	(4.0)
Other items	-	-	-	(0.2)	-	(0.2)
Total Chemical - Pigment	(5.4)	1.8	(3.6)	(8.3)	2.9	(5.4)

Chemical - Other
Environmental provision	(0.3)	0.1	(0.2)	(11.2)	4.0	(7.2)

Total Chemical	(5.7)	1.9	(3.8)	(19.5)	6.9	(12.6)

Other Items Adjusting Unallocated Expenses
Foreign currency gains (losses)	0.3	-	0.3	(0.4)	0.5	0.1
Environmental provision, net of reimbursements	(4.2)	1.4	(2.8)	(18.6)	6.5	(12.1)
Employee retention programs	(2.1)	0.8	(1.3)	(4.2)	1.5	(2.7)
Costs of separating the chemical business	(2.7)	0.9	(1.8)	(3.7)	1.2	(2.5)
Loss on early repayment and modification of debt	(9.4)	3.3	(6.1)	(9.4)	3.3	(6.1)
Tax on repatriation of foreign earnings	-	3.8	3.8	-	(8.3)	(8.3)
Other corporate expenses	(3.9)	1.3	(2.6)	(12.9)	4.6	(8.3)
Total Other	(22.0)	11.5	(10.5)	(49.2)	9.3	(39.9)

Total	$(376.2)	$135.3	$(240.9)	$(455.6)	$151.5	$(304.1)

Adjusted after-tax income from continuing operations and the related measure per diluted share exclude items that management deems to not be reflective of the company's core operations. These measures are non-GAAP financial measures. Management believes that these measures provide valuable insight into the company's core earnings from continuing operations and enable investors and analysts to better compare core operating results with those of other companies by eliminating items that may be unique to the company. Other companies may define these items differently, and the company cannot assure that adjusted after-tax income is comparable with similarly titled amounts for other companies.